Accelerated Death Benefit Rider

ANY ACCELERATED BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE.  IF SO, YOU OR YOUR BENEFICIARY MAY INCUR A TAX OBLIGATION.  AS WITH ALL TAX MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

Definitions

The following are key words used in this rider and are important in describing both your rights and ours.  As you read this rider, refer back to these definitions.

Accelerated Death Benefit

The amount you request in the claim form when you file a claim under this rider.  The maximum benefit is 50% of the specified amount of the contract.  We reserve the right to require the following:

(1)  that the minimum benefit amount be 10% of the specified amount of the contract;

(2)  that the accelerated death benefit not exceed $250,000; and

(3)  that the remaining specified amount (after adjustments) be at least $10,000.

Terminal Illness

Any non-correctable medical condition which, in the physician's best medical judgment, will result in the Insured's death within twelve months from the date of the physician's certification.

Physician

A licensed doctor of medicine (M.D.) or licensed doctor of osteopathy (D.O.) operating within the scope of licensure.  This does not include the parents, spouse, children, stepchildren, grandparents, grandchildren, siblings or in-laws of you or the Insured.

Accelerated Death Benefit Payment Amount

The benefit amount paid due to a properly claimed benefit under this rider.  The benefit is equal to the accelerated death benefit, less:

(1)  a $200 processing fee;

(2)  the interest charge; and

(3)  any loan repayment amount.

We reserve the right to waive the $200 processing fee.

The interest charge is equal to:

A x i
1 + i

"A" is the accelerated death benefit and "i" is the applicable interest rate.  The interest rate used will be the loan interest rate stated in the contract.

The loan repayment amount equals the outstanding loan at the time the claim is paid times the accelerated death benefit percentage. This repayment amount will be applied to the contract loan as if the owner made a loan repayment.

Accelerated Death Benefit Percentage

For contracts with Coverage Option A, the accelerated death benefit percentage is equal to B divided by C.  For contracts with Coverage Option B, the accelerated death benefit percentage is equal to B divided by the sum of C and D. For contracts with Coverage Option C, the accelerated death benefit percentage is equal to B divided by the sum of C and E.

"B" is the accelerated death benefit.

"C" is the contract's specified amount at the time the accelerated death benefit is paid.

"D" is the contract's cash/accumulated value at the time the accelerated death benefit is paid.

“E” is the contract’s total premiums paid minus the total amount of partial surrenders.

The Benefit

Kansas City Life Insurance Company will pay the accelerated death benefit payment amount to you if the Insured is diagnosed as having a terminal illness by a physician after the effective date and while this rider is in force. You may properly claim the accelerated death benefit during the life of the terminally ill Insured.  You may only elect the accelerated death benefit one time, regardless of the amount you select.

Irrevocable beneficiaries must consent in writing to payment of the accelerated death benefit.  We also reserve the right to require the written consent of any assignee or creditor beneficiary.

If we pay the accelerated death benefit, the contract's specified amount, cash/accumulated value and surrender charges, if any, will be reduced by the amount of the accelerated death benefit percentage.

You may claim the accelerated death benefit by forwarding to us a completed claim form, executed by you, and physician's certification satisfactory to us.  We will furnish a claim form for this purpose upon your request.  We reserve the right to request additional medical information from any physician or institution which may have provided treatment for the terminal illness.  We may require the Insured to be examined by a physician of our choice and at our expense.

When we pay the accelerated death benefit, we will inform you of the amount of the contract's remaining specified amount, cash/accumulated value and loan amount.

The annual report for the contract will show any benefits paid under this rider and any reductions made to values in the contract when the accelerated death benefit is paid.

General Provisions

The following provisions apply to this rider:

(1)  this rider is made a part of the contract to which it is attached and this benefit is subject to all the provisions of this rider and the applicable contract provisions;

(2)  the effective date of this rider is the same as that of the contract unless this rider is added at a later date.  The effective date of this rider will then be specified in the rider description shown in Section 1, Contract Data.  The Incontestability provision in the contract will apply to this rider, beginning on the rider effective date.

Termination of Rider

This rider terminates on the earliest of:

(1)  the date the contract terminates for any reason;

(2)  the date an accelerated death benefit is paid;

(3)  the date this rider is cancelled by you;

(4)  the date you exercise the Paid-up Insurance Benefit option of the contract.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

Secretary	President, CEO and Chairman

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